Exhibit 5.1
BASS, BERRY & SIMS PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
July 22, 2010
Mountain National Bancshares, Inc.
300 East Main Street
Sevierville, Tennessee 37862
          Re: Registration Statement on Form S-1
Dear Ladies and Gentlemen:
          We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed by you with the Securities and Exchange Commission on July 16, 2010, with respect to the registration of up to 265,000 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”) of Mountain National Bancshares, Inc., a Tennessee corporation (the “Company”).
          In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
          Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for as set forth in the Registration Statement will be validly issued, fully paid and nonassessable.
          We hereby consent to the reference to our law firm in the Registration Statement under the caption “Legal Matters” and to the use of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Bass, Berry & Sims PLC